Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Announces Phase 3 Mifamurtide (L-MTP-PE) Study
Demonstrating Improved Survival Published in the
Journal of Clinical Oncology
Children’s Oncology Group Report Shows the Addition of L-MTP-PE to
Chemotherapy Reduced the Risk of Death by 30% in Osteosarcoma Patients
IRVINE, Calif. — February 4, 2008 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced the Journal of Clinical Oncology (JCO) has published findings from the Phase 3 mifamurtide (L-MTP-PE) clinical trial (INT-0133), entitled “Osteosarcoma: The Addition of Muramyl Tripeptide to Chemotherapy Improves Overall Survival — A Report from the Children’s Oncology Group.” The landmark clinical trial, which is the largest study completed in this disease was a National Cancer Institute (NCI) funded cooperative group study conducted by the Children’s Oncology Group (COG).
The COG’s findings were based on long-term follow up of 662 patients with newly diagnosed non-metastatic osteosarcoma treated in the Phase 3 trial and demonstrated that the addition of L-MTP-PE to chemotherapy following surgery resulted in statistically superior Overall Survival (OS) the first stated aim of the study.
In the past two decades, there have been no treatment advances for patients with osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults.
“L-MTP-PE in combination with chemotherapy has demonstrated a significant long-term overall survival advantage in the largest Phase 3 clinical trial completed in patients with osteosarcoma,” said Dr. Paul Meyers, vice chair, department of pediatrics at Memorial Sloan-Kettering Cancer Center and principal investigator of the Phase 3 trial. “These results are encouraging for children and young adults with osteosarcoma, considering the lack of progress for these patients in the last 20 years.”

The JCO publication highlighting long-term follow up from this study formed the basis of the recent oral explanation to the Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA), regarding the Marketing Authorization Application (MAA) for L-MTP-PE for the treatment of patients with non-metastatic, resectable osteosarcoma. Updated results from this study were previously presented at the Connective Tissue Oncology Society (CTOS) annual meeting in November 2007. In addition, the new JCO publication highlights the long-term OS data whereas a prior JCO publication in 2005 focused on an Event Free Survival (EFS) additional analysis.
“These findings of statistically superior overall survival in long-term patient follow-up validate the survival benefit offered by L-MTP-PE and underscore the desperate need for new treatments for osteosarcoma patients,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “We believe these findings were critical to the recent opinion from the Committee for Medicinal Products for Human Use in Europe and are a positive step toward bringing this important treatment to the European market and potentially gaining approval in the United States.”
Study design and findings
The multicenter, open label, randomized, factorial, four parallel treatment group Phase 3 study was designed to evaluate the effects of patient outcome of the addition of L-MTP-PE to three-drug chemotherapy (cisplatin, doxorubicin, and methotrexate) or four-drug-chemotherapy (cisplatin, doxorubicin, methotrexate, and ifosfamide) in patients with newly diagnosed resectable osteosarcoma without metastatic disease.
Patients received one of four prospectively randomized treatments and all patients received identical cumulative doses of cisplatin, doxorubicin, and methotrexate and underwent definitive surgical resection of primary tumor. Patients were randomly assigned to receive or not to receive ifosfamide and/or MTP in a 2x2 factorial design.
In the published analysis, the chemotherapy regimens without L-MTP-PE resulted in similar OS and EFS. Overall Survival after six years of follow-up in patients treated with chemotherapy and L-MTP-PE was 78%, compared to 70% in patients treated only with chemotherapy (p=0.03). The addition of L-MTP-PE to chemotherapy resulted in approximately 30% decrease in the risk of death. EFS, an additional analysis which includes the occurrence of secondary malignancies, after six years of follow-up in patients treated with chemotherapy and L-MTP-PE was 67% compared to 61% in patients treated only with chemotherapy (p=0.08).
Treatment with L-MTP-PE was generally well tolerated in all phases of study. Adverse events were mild to moderate in severity and included chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness of breath, all of which are consistent events with the activation of monocytes and macrophages by L-MTP-PE and the flu-like symptoms that follow cytokine release. These side effects are readily prevented or treated with acetaminophen.
L-MTP-PE Regulatory Status
The Company recently announced that following presentation of data at an oral explanation hearing before the CHMP, the Committee determined in a non-binding opinion that L-MTPE-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock stop, or time extension. The clock stop will allow the Company additional time to respond to all the remaining questions regarding the MAA.

The CHMP has requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company is required to address a number of remaining questions relating to chemistry, manufacturing and controls (CMC). The Company now expects to receive a final opinion from the CHMP in the third quarter and a final decision from the European Commission in the fourth quarter of 2008.
L-MTP-PE was granted orphan drug status in Europe in 2004. The MAA for L-MTP-PE was submitted to the EMEA and accepted for review in November 2006.
As previously announced, in the United States the Company continues to work with COG as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE conducted by COG and to respond to other questions in the not approvable letter the Company received from the U.S. Food and Drug Administration (FDA).
L-MTP-PE was granted orphan drug status in the United States in 2001. The new drug application (NDA) for L-MTP-PE was submitted to FDA in October 2006 and was accepted for review in December 2006.
About Osteosarcoma
About 3 percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the U.S. each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the significance of COG’s findings that L-MTP-PE, in combination with chemotherapy, has demonstrated a significant long-term overall survival advantage based on long-term patient follow-up, the effect such findings may have on the Company’s ability to obtain regulatory approval of L-MTP-PE in Europe and the United States, the pathway to a potential positive opinion from the CHMP based on the CHMP’s non-binding opinion regarding the clinical benefit in survival of L-MTP-PE, the Company’s plans to address the remaining questions with respect to the MAA during the time extension or clock-stop granted by the CHMP, and the expected timing of a final opinion from the CHMP and of a final regulatory decision regarding the MAA in the European Union, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE and to respond to other matters raised by the FDA and timing for preparation of the NDA amendment.. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company will be able to provide assurance regarding the quality of the existing data and to respond to the remaining issues with regard to the MAA, including verification of data quality and chemistry, manufacturing and controls (CMC) items, in a satisfactory manner during the extension provided by the CHMP, whether the final opinion of the CHMP will be consistent with the non-binding opinion of the CHMP, whether the European Commission will follow the final opinion of the CHMP once issued, whether the likely timing for the final opinion of the CHMP and the regulatory decision in Europe will occur as expected by the Company, the possibility that the Company may not be able to collect, analyze and submit additional data in an amendment to the NDA for L-MTP-PE within the timeframe expected by the Company, if at all, the possibility that such data will not support the benefit of L-MTP-PE in the treatment of non-metastatic osteosarcoma, will not allow a more robust analysis of L-MTP-PE, will not continue to support its overall survival benefit in osteosarcoma, and may not provide substantial evidence for the potential regulatory approval of L-MTP-PE, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval of L-MTP-PE, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for L-MTP-PE, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase 3 trial conducted by Children’s Oncology Group as adequate for their assessment of L-MTP-PE, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve L-MTP-PE within the time frame expected by the Company or at all, and whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.